SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          CENTRAL FIDELITY BANKS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                                        [CENTRAL FIDELITY LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

CENTRAL FIDELITY BANKS, INC.
Executive Offices
1021 E. Cary Street
Post Office Box 27602
Richmond, Virginia 23261-7602

To the Shareholders:

     The Annual Meeting of Shareholders of Central Fidelity Banks, Inc. will be held in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia, at 4:30 p.m. on May 14, 1997:

     (1) To elect four directors comprising Class 3 to three year terms of office; and

     (2) To transact any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

     Shareholders are cordially invited to attend the meeting in person. REGARDLESS OF YOUR ATTENDANCE PLANS, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT IN THE ACCOMPANYING ADDRESSED AND POSTPAID ENVELOPE. The proxy may be revoked at any time before it is voted.

     Your attention is directed to the accompanying Proxy Statement.

                                            By Order of the Board of Directors,

                                                     WILLIAM N. STOYKO
                                                         SECRETARY

March 31, 1997

                                                        [CENTRAL FIDELITY LOGO]
PROXY STATEMENT
--------------------------------------------------------------------------------

CENTRAL FIDELITY BANKS, INC.
Executive Offices
1021 E. Cary Street
Post Office Box 27602
Richmond, Virginia 23261-7602

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 1997

GENERAL

     This Proxy Statement and the accompanying form of proxy, mailed to shareholders on or about March 31, 1997 are furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Central Fidelity Banks, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 4:30 p.m. on May 14, 1997 in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia and at any adjournment thereof. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit proxies personally, by telephone or telegram from some shareholders if proxies are not received promptly. In addition, the Company has retained Morrow & Company, Inc. to aid in the solicitation of proxies at an estimated cost of $4,500, plus out-of-pocket expenses.

     The Board has fixed the close of business on March 14, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

     A proxy in the accompanying form which is properly signed and returned and not revoked will be voted in accordance with instructions contained therein. Any shareholder giving a proxy may revoke it at any time before it is exercised by executing another proxy or by appearing at the Meeting and voting in person.

     The Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 1996 is being sent to all shareholders concurrently with this Proxy Statement. Said Annual Report and Form 10-K is not to be considered a part of the proxy soliciting material.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     At the Meeting, each outstanding share of the Company's $5.00 par value common stock ("Common Stock") will be entitled to one vote on all matters submitted to the shareholders. There are no cumulative voting rights. As of March 14, 1997, there were 58,629,450 shares of the Common Stock outstanding and entitled to vote.

     On March 14, 1997 the trust department of the Company's wholly-owned banking subsidiary, Central Fidelity National Bank (the "Bank"), in its capacity as the trustee for the Company's Stock and Thrift Plan, held on behalf of officers and other employees an aggregate of 5,322,926 shares (9.08%) of the outstanding Common Stock. Participants in this plan retain the power to vote their individual shares.

     The following table lists the only shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock.

       NAME AND ADDRESS OF            AMOUNT AND NATURE OF      PERCENT OF
         BENEFICIAL OWNER             BENEFICIAL OWNERSHIP     COMMON STOCK
----------------------------------    ---------------------    ------------
The Capital Group Companies, Inc.     5,475,650 shares (1)          9.2%
Capital Research and
  Management Company
333 South Hope Street
Los Angeles, California 90071

---------------

(1) The following information was obtained from a Schedule 13G filed jointly by The Capital Group Companies, Inc. and its wholly-owned subsidiary, Capital Research and Management Company, with the Securities and Exchange Commission for the year ended December 31, 1996. The Capital Group Companies, Inc., as parent holding company of a group of investment management companies, held sole power to vote, or to direct the voting of 1,788,650 shares and sole power to dispose, or to direct the disposition, of all 5,475,650 shares. Of those shares, Capital Research and Management Company held the sole power to dispose, or to direct the disposition, of 3,312,150 shares or 5.6% of Common Stock, but held no power to vote, or to direct the voting over, the shares, as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The remaining shares reported as beneficially owned by The Capital Group Companies, Inc. were beneficially owned by Capital Guardian Trust Company, another wholly-owned subsidiary.

QUORUM AND VOTE REQUIRED

     Under the Company's By-Laws, a majority of the shares of Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. If a quorum is present, the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter shall be the act of the shareholders with respect to any proposal other than the election of directors. In the election of directors, those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. The tabulation of votes for all proposals and the election of directors shall be managed by three judges appointed by the Board who shall certify the results to the Secretary of the Company. Abstentions are treated as votes against a proposal, and broker non-votes have no effect on the vote.

ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year.

     At the 1997 Meeting, four directors comprising Class 3 will be elected to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. The Board recommends that the four nominees named below be elected. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for all or one or more of the nominees may so indicate on the proxy. All of said nominees are currently members of the Board. All have consented to be named and have indicated their intent to serve if elected. However, in the event any such nominee is not available for election, the proxies will be voted for such person as shall be designated by the Board as a replacement.

     There is set forth hereafter as to each of the nominees, and the remaining directors who will continue to serve as indicated below, certain information including age, principal occupation and, as of January 31, 1997, information respecting beneficial ownership of Common Stock. The dates shown for first election as a director in the information below represents the year in which the nominee or continuing director was first elected to the Board of the Company or one of its predecessor corporations. Unless otherwise indicated, the business experience and principal occupations shown for each nominee or continuing director has extended five or more years.

                             NOMINEES FOR ELECTION

   CLASS 3 DIRECTORS -- NOMINEES FOR ELECTION TO SERVE UNTIL THE 2000 ANNUAL
                                    MEETING

JAMES F. BETTS, 64, a director since 1973. Mr. Betts is a retired independent management consultant and former Chairman of the Board and President of The Life Insurance Company of Virginia. Mr. Betts is a member of the Compensation, Executive and Nominating Committees.

PHYLLIS L. COTHRAN, 50, a director since 1994. Ms. Cothran served as President and Chief Operating Officer of Trigon Blue Cross Blue Shield, Richmond, Virginia until March 31, 1997 and is also a director of Tredegar Industries, Inc. and Ethyl Corporation. Ms. Cothran is a member of the Audit Committee.

G. BRUCE MILLER, 61, a director since 1982. Mr. Miller is President and Chief Executive Officer of International Home Furnishings Center, Inc., High Point, North Carolina. Mr. Miller is a member of the Executive and Nominating Committees.

KENNETH S. WHITE, 57, a director since 1976. Mr. White is an attorney at law and a principal in the law firm of Edmunds & Williams, P.C., Lynchburg, Virginia. Mr. White is a member of the Executive and Nominating Committees and is Chairman of the Compensation Committee.

                         DIRECTORS CONTINUING TO SERVE

          CLASS 1 DIRECTORS -- ELECTED TO SERVE UNTIL THE 1998 MEETING

JACK H. FERGUSON, 65, a director since 1986. Mr. Ferguson, retired, was
  President and Chief Executive Officer of So-Deep, Inc., Manassas, Virginia, a subsurface utility engineering firm until March 1992. Mr. Ferguson is also a former President and Chief Executive Officer of Virginia Electric and Power Company, Richmond, Virginia. Mr. Ferguson is a member of the Public Policy Committee.

LEWIS N. MILLER, JR., 53, a director since 1984. Mr. Miller is Chairman,
  President and Chief Executive Officer of the Company and of Central Fidelity National Bank, the principal subsidiary of the Company. Mr. Miller is a member of the Executive, Nominating and Public Policy Committees.

RICHARD L. MORRILL, 57, a director since 1989. Dr. Morrill is President of the
  University of Richmond, Richmond, Virginia. Dr. Morrill is a member of the Public Policy Committee.

LLOYD U. NOLAND, III, 53, a director since 1987. Mr. Noland is Chairman of the
  Board, President and a director of the Noland Company, Newport News, Virginia, a supplier of industrial products. Mr. Noland is Chairman of the Audit Committee.

WILLIAM G. REYNOLDS, JR., 58, a director since 1977. Mr. Reynolds is Vice
  President, Government Relations and Public Affairs of Reynolds Metals Company, Richmond, Virginia, producers of aluminum and aluminum products. Mr. Reynolds is a member of the Audit Committee.

          CLASS 2 DIRECTORS -- ELECTED TO SERVE UNTIL THE 1999 MEETING

ALVIN R. CLEMENTS, 69, a director since 1974. Mr. Clements, a Charlottesville,
  Virginia consultant, was Chairman of the Board of the Company prior to 1982. Mr. Clements is a member of the Executive Committee.

THOMAS R. GLASS, 68, a director since 1978. Mr. Glass is Publisher Emeritus of
  The News and The Daily Advance and former President and Chief Executive Officer of Carter Glass Newspaper Group, Lynchburg, Virginia. Mr. Glass is a member of the Audit Committee.

GEORGE R. LEWIS, 56, a director since 1985. Mr. Lewis is Vice President and
  Treasurer of Philip Morris Companies Inc., New York, New York, producers of cigarettes, beverages and food products, and is a director of Ceridian Corporation. Mr. Lewis is a member of the Executive and Compensation Committees.

T. JUSTIN MOORE, III, 41, a director since 1996. Mr. Moore is a partner in the law firm of Hunton & Williams, Richmond, Virginia. Mr. Moore is a member of the Public Policy Committee.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of January 31, 1997, regarding the number of shares of Common Stock beneficially owned by all directors and nominees, by each of the executive officers named in the "Summary Compensation Table" herein and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of, or jointly with, the spouse, minor children or other relatives of the director or executive officer living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer has voting or investment authority over such shares or can vest title in himself or herself at once or at some future time.

                                                                AMOUNT AND NATURE OF
                                                                     BENEFICIAL          PERCENT OF
NAME OF BENEFICIAL OWNER                                            OWNERSHIP(1)           CLASS
------------------------------------------------------------    --------------------     ----------
James F. Betts..............................................             41,148             *
Alvin R. Clements...........................................             60,435             *
Phyllis L. Cothran..........................................              6,322             *
Rodger W. Fauber............................................            128,602             *
Jack H. Ferguson............................................             10,770             *
Robert L. Freeman...........................................             55,596             *
Thomas R. Glass.............................................             32,864             *
Philip G. Hug...............................................            122,144             *
George R. Lewis.............................................              7,467             *
Jay O. Livingston...........................................            146,254             *
G. Bruce Miller.............................................             28,469             *
Lewis N. Miller, Jr.........................................            345,041             *
T. Justin Moore, III........................................              3,772             *
Richard L. Morrill..........................................              5,144             *
Lloyd U. Noland, III........................................            143,961             *
John T. Percy, Jr...........................................            125,659             *
William G. Reynolds, Jr.....................................             18,830             *
Kenneth S. White............................................             23,603             *
All directors and executive officers as a group.............          2,113,600             3.58%

---------------

(1) Includes beneficial ownership of the following shares which may be acquired within 60 days of January 31, 1997 pursuant to stock options by: Mr. Fauber, 54,937 shares; Mr. Hug, 25,436 shares; Mr. Livingston, 72,900 shares; Mr. Lewis N. Miller, Jr., 184,486 shares; Mr. Percy, 58,328 shares; and all directors and executive officers as a group, 937,441 shares.

* No individual director, nominee for director or named officer beneficially owns 1% or more of Common Stock.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board held six meetings in 1996. The Board has five standing committees to assist it in the discharge of its responsibilities: the Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Public Policy Committee. Respective memberships on these committees are identified in the information on pages 3 and 4 hereof.

     The Executive Committee consists of seven members, including Lewis N. Miller, Jr. Except to increase the number of directors, to fill vacancies on the Board, or to approve an amendment to the Restated Articles of Incorporation, a plan of merger or consolidation or other matters which cannot by law be delegated by the Board, the Executive Committee has all the powers of the Board in the management and the conduct of the business and affairs of the Company in the intervals between meetings of the full Board. The Executive Committee held two meetings during 1996.

     The Compensation Committee consists of three non-employee directors who oversee and approve compensation and other benefits for the Company's executive officers. The Compensation Committee held one meeting during 1996.

     The Audit Committee consists of four members, all non-employee directors. In general, this Committee is charged with ascertaining that the affairs and operations of the Company and its subsidiaries are subject to proper audit and control procedures, with monitoring the Company's business ethics policies and activities and with assuring that the Company's auditors are free to exercise their function independently of management. The Audit Committee held four meetings during 1996.

     The Public Policy Committee consists of Mr. Miller and three non-employee directors. This Committee was established by the Board to review charitable contributions of the Company and to oversee the Company's involvement in community programs and its compliance with the Community Reinvestment Act and civil rights acts. The Public Policy Committee held one meeting during 1996.

     The Nominating Committee consists of Mr. Miller and three non-employee directors. This Committee was established by the Board to review qualifications of possible candidates and to recommend candidates to the Board as nominees for election by the shareholders or by the Board to fill such vacancies as may occur during the year. The Nominating Committee held one meeting during 1996.

     Section 2.13 of the Company's By-Laws provides that nominations of persons for election as directors may be made only by or at the direction of the Board or by any shareholder entitled to vote for the election of directors at a meeting of the shareholders upon compliance with the provisions of said By-Laws. Shareholders intending to nominate candidates for election as directors at a shareholders' meeting shall do so by notice in writing delivered to the Secretary of the Company, or mailed and received by the Company, not less than 60 days nor more than 90 days prior to the meeting (except that, if public disclosure of the meeting date is made less than 70 days prior to the meeting, the notice need only be received within 10 days following such public disclosure). In addition, such notice must set forth the following information: the name and address and the class and number of shares of Common Stock which are beneficially owned by the nominating shareholder; the name, age, principal occupation or employment, and business and residence addresses of each nominee; as well as any other information relating to each nominee as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to be named in the proxy statement as a nominee and to serve as a director, if elected.

     During 1996, all of the Company's incumbent directors attended at least 75% of the meetings of the Board and the committees on which they serve.

DIRECTOR COMPENSATION

     The Company's Compensation Plan for Non-Employee Directors (the "Directors' Plan") provides that director retainer fees and meeting fees may, at the election of the individual director, be paid in cash or deferred in the form of equivalents of Common Stock for distribution at a determined future date. The number of shares of Common Stock equivalents deferred for the account of any director for any calendar quarter shall be determined by dividing the amount of director's fees deferred by the non-employee director for such calendar quarter by the fair market value of the Common Stock on the last business day of the calendar quarter in which such director's fees were earned.

     In 1996, directors who were not officers received a $15,750 retainer in the form of cash or Common Stock equivalents for services as a director. The Chairman of the Audit Committee and Chairman of the Compensation Committee each received an additional $3,000 in cash or Common Stock equivalents. Directors also received $1,200 in cash or Common Stock equivalents per Board or committee meeting ($600 in cash or Common Stock equivalents per committee meeting if on a Board meeting date) attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of three outside directors: Kenneth S. White, Chairman; George R. Lewis; and James F. Betts. Mr. Betts replaced T. Justin Moore, Jr. as a member of the Compensation Committee following Mr. Moore's retirement from the Board in May, 1996. None of the individuals who served on the Compensation Committee is an officer or employee or former officer or employee of the Company or any of its subsidiaries. None of the executive officers of the Company served on the board of directors or compensation committee of any company for which a Compensation Committee member or other Board member served as an executive officer.

     During 1996, the Company and its subsidiaries utilized the legal services of Edmunds & Williams, P.C. and Hunton & Williams. Kenneth S. White is a principal in Edmunds & Williams, and former director T. Justin Moore, Jr. served as Of Counsel to Hunton & Williams. The amount of fees paid to each firm did not exceed 5% of that firm's gross revenues during its last fiscal year. Management believes that these firms provided legal services to the Company on terms as favorable as could have been obtained from other firms.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The principal objective of the Company's Compensation Committee (the "Committee") is to develop comprehensive policies designed to attract, motivate and retain the executive management necessary to enhance the profitability of the Company and increase shareholder value. Total compensation opportunities are intended to be competitive with those offered by employers of comparable size, represented by asset level and performance in the banking industry.

     In the past several years executive compensation in the Company had consisted of base salary and stock options. Due to the lack of any annual bonus incentives prior to 1996, the base salaries of executive officers constituted their total annual cash compensation. Although the Company's executive cash compensation program has been competitive at the total cash level, the Compensation Committee has approved a strategy of decreasing the percentage of total cash compensation derived from base salaries.

     The executive compensation policies developed by the Committee are based upon a philosophy of "pay for performance" as the best means to promote shareholders' interests. Each individual's performance is also linked to the Company's financial performance and shareholder interests. The key components of executive compensation are:

        Base salary compensation payable in cash;

        Incentive cash bonuses payable only in the event that the Company achieves certain financial performance goals; and

        Stock option and other stock incentive awards as an incentive to promote the Company's long-term growth.

BASE SALARY

     The base salaries of executive officers are established at levels considered appropriate in light of the scope and authority of each officer's position. Executive salaries are compared on an annual basis with other individuals holding similar positions in comparably sized banking institutions. A majority of the financial institutions of comparable size and performance that constitute the base salary survey group used by the Committee in establishing salary levels are included in the KBW 50 Index shown in the performance graph on page 16. Other banking institutions with asset size similar to the Company's and with comparable performance were added to those banking institutions in the KBW 50 Index to form the comparison group. The Committee believes this process resulted in more accurate compensation comparisons.

     Following the determination of a median base salary derived from the comparison group as a benchmark, each individual executive officer's salary is analyzed using several factors, including: the Company's attainment of financial performance goals; the individual's contribution to that performance; the individual's position within the Company and the duties and responsibilities assigned to such individual; and the individual's experience. No specific mathematical weighting is applied to these factors. The Committee does not target a specific range in the comparison group in setting base salary, but seeks to ensure that individual salaries are within the broad range of salaries reflected in the comparison group. The Committee reviews salaries with the Chief Executive Officer and may make judgmental and discretionary determinations as part of its assessment process.

ANNUAL INCENTIVES

     Executive officers are eligible for an annual incentive cash bonus, which is generally a determined percentage of their base salary. The actual amount of any cash bonus paid depends upon the degree to which pre-established performance goals for the Company are achieved. For 1996, incentive awards were conditioned upon the Company achieving a minimum of 1% return on assets (ROA) and earnings per share (EPS) of at least $1.93. In calculating performance goals, extraordinary items of income and expense were excluded.

     The performance goals for 1996 were achieved after adjustment for an extraordinary FDIC charge for certain deposit accounts. Incentive bonus payments made for 1996 under this program were limited to no more than 25% of an executive's base salary and averaged approximately 21% of executive officer base salaries. Rewards to individual executive officers were based on the recommendations of the Chief Executive Officer and the Committee's subjective evaluation of each officer's individual contribution to the performance of the Company.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentives are provided through stock option grants and restricted stock grants under the Company's 1995 Stock Incentive Plan. These programs are designed to provide incentives to executive officers and other eligible employees to promote the long-term financial success of the Company.

  STOCK OPTIONS

     The Compensation Committee administers the granting of stock options to executive officers and employees to encourage their ownership and retention of the Company's Common Stock, and to enhance shareholder value, since Company stock options have value only if the stock price increases over time. All options are granted under a plan approved by the shareholders. Under the existing plans, no stock option may be granted at an exercise price less than 100% of fair market value of the underlying stock on the date of grant, and all options have a maximum life of 10 years.

     In 1996, stock options were awarded under two programs. One program is designed for all full time personnel and provides for the grant of options for 100 shares of Common Stock to employees on each of their successive five year anniversary dates of employment with the Company. In 1996, awards of stock options were made under this program to 494 employees.

     Under the second program, options for 430,500 shares of Common Stock (adjusted to 695,750 shares after giving effect to a 3-for-2 stock split in June, 1996) were awarded in January, 1996 to 250 key employees, including the sixteen executive officers of the Company. The options awarded to executive officers were determined by the Committee in their discretion upon consideration of competitive compensation data provided by an independent compensation consultant, the responsibilities and experience of the executive officers and the recommendations of the Chief Executive Officer.

  RESTRICTED STOCK

     The Committee considers awards of restricted stock as another form of long-term incentive compensation. In order to more closely link restricted stock grants to the Company's financial performance and shareholder return, restricted stock is granted if the Company's goals for growth in earnings per share (EPS) are achieved or surpassed. The restricted stock if granted, then vests over three years, one-third of the original grant per year, assuming the continued employment of the executive, subject to earlier vesting under certain circumstances. Although the recipient receives dividends on and may vote restricted stock, the stock certificate is not delivered and the stock may not be sold, transferred or pledged until it vests. The 1996 EPS objective was achieved, enabling a restricted stock award to executive officers on the basis of their base salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The same policies and programs described above were followed by the Committee to determine the Chief Executive Officer's base salary, bonus and incentive compensation. Mr. Miller's base salary was not increased in 1996. His bonus was dependent upon the Company achieving the pre-established performance goals for return on assets (ROA) and earnings per share (EPS). In 1996, the amount of cash bonus achievable by Mr. Miller ranged from 0 to a maximum of 25% of his base salary. The Committee determined in its discretion, upon the achievement of the performance goals, that Mr. Miller would receive the full cash bonus for which he was eligible equal to 25% of his base salary.

     Based on the Company's EPS for 1996 and the predetermined formula, the Committee also granted to Mr. Miller 4,420 shares of restricted stock. Consistent with the Committee's policy as described above, the restricted stock will vest in equal installments over three years.

     In January 1996, the Committee in its discretion also granted Mr. Miller an option to purchase 20,000 shares of Common Stock, which was adjusted to 30,000 shares after giving effect to a 3-for-2 stock split in June, 1996. Although this grant was not measured upon the attainment of any specific goals, the Committee, in making this grant, took into consideration growth in EPS and ROA,the increase in the net interest margin and a continued favorable efficiency ratio.

TAX CONSIDERATIONS

     Federal income tax law limits the deductibility of certain compensation paid in excess of $1 million to the Chief Executive Officer and the four other most highly paid executive officers of a publicly held company. An exception to the limitation on deductibility is provided for "performance-based" compensation if certain shareholder approval and outside director administration requirements are met. The Committee does not currently anticipate that any executive officer's compensation will exceed $1 million for 1997. However, the Committee and the Board of Directors retain the discretion to grant non-deductible compensation if the Committee and the Board determine that such a grant would be in the best interests of the Company and the shareholders under the circumstances.

     The Company believes that awards of stock options and stock appreciation rights under the 1995 Stock Incentive Plan will not otherwise limit the deductibility by the Company of certain executive compensation for federal income tax purposes under Section 162(m) of the Code. Under Internal Revenue Service Regulations, grants of restricted stock under the 1995 Stock Incentive Plan may only qualify as performance-based compensation if made contingent on the attainment of appropriate pre-established and objective performance goals.

                                                COMPENSATION COMMITTEE

                                                    James F. Betts
                                                   George R. Lewis
                                                   Kenneth S. White

EXECUTIVE COMPENSATION

     The following table summarizes all cash compensation paid or accrued by the Company and its subsidiaries to the Chief Executive Officer and four other most highly compensated executive officers of the Company during the past three fiscal years for all services rendered.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION                     LONG TERM
                                              ----------------------------------            COMPENSATION
                                                                         OTHER       --------------------------         ALL
                                                                        ANNUAL        RESTRICTED     SECURITIES        OTHER
                                                                       COMPENSA-        STOCK        UNDERLYING      COMPENSA-
            NAME AND                           SALARY       BONUS       TION(1)      AWARD(S)(2)     OPTIONS(3)       TION(4)
       PRINCIPAL POSITION            YEAR       ($)          ($)          ($)            ($)            (#)             ($)
---------------------------------    -----    --------     -------     ---------     ------------    ----------     ------------
Lewis N. Miller, Jr..............    1996      650,000     162,500        --           114,368         30,000          117,053
Chairman, Chief Executive            1995      650,000       --           --              --                0           22,092
Officer and President                1994      614,176       --           --              --           30,000           21,153

Jay O. Livingston................    1996      385,000      82,000        --            68,621         15,000           63,212
Corporate Executive                  1995      365,000       --           --              --                0           12,527
Vice President and Chief             1994      348,233       --           --              --            7,650           12,047
Administrative Officer

Philip G. Hug....................    1996      385,000      82,000        --            68,621         15,000           70,693
Corporate Executive                  1995      365,000       --           --              --                0           12,527
Vice President                       1994      351,927       --           --              --            7,500           12,177

John T. Percy, Jr................    1996      320,000      65,000        --            56,304         13,500           55,618
Corporate Executive                  1995      305,000       --           --              --                0           10,468
Vice President                       1994      293,124       --           --              --            7,500           10,095

Rodger W. Fauber.................    1996      319,000      48,000        --            56,304          9,000          698,091
Former President, Western            1995      306,000       --           --              --                0           10,502
Region of the Bank                   1994      298,144       --           --              --            7,500           10,307

---------------
(1) All benefits which might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary for the named executive officer in the table.
(2) There were no restricted stock holdings at December 31, 1996. The restricted stock awards, granted on January 8, 1997 based on 1996 performance, will vest on a three year schedule as follows: Mr. Miller was granted 4,420 shares, with 1,473 shares vesting on each of January 8, 1998 and January 8, 1999 and 1,474 shares vesting on January 8, 2000; Mr. Livingston and Mr. Hug each were granted 2,652 shares, with 884 shares vesting on each of January 8, 1998, January 8, 1999 and January 8, 2000; and Mr. Fauber and Mr. Percy each were granted 2,176 shares, with 725 shares vesting on each of January 8, 1998 and January 8, 1999 and 726 shares vesting on January 8, 2000. Dividends will be paid on all of the shares of restricted stock.
(3) The number of securities underlying options have been adjusted for a 3-for-2 stock split effective June 14, 1996. The Company granted no SARs.
(4) Includes for 1996 (a) Company contributions to the Stock and Thrift Plan and a companion non-qualified plan (Mr. Miller, $19,500; Mr. Livingston, $11,550; Mr. Hug, $11,500; Mr. Percy, $9,600; and Mr. Fauber, $9,570); (b)
    $638,000 accrued for Mr. Fauber under an arrangement that continues his current salary for a two year period following his leaving active employment on December 31, 1996; (c) Company group insurance premiums for individual employees (Mr. Miller, $2,208; Mr. Livingston, $830; Mr. Hug, $1,374; Mr. Percy, $1,126; and Mr. Fauber, $1,757); and (d) split dollar insurance premiums for individuals employees (Mr. Miller, $95,345; Mr. Livingston, $50,832;

    Mr. Hug, $57,769; Mr. Percy, $44,892; and Mr. Fauber, $48,764). The Company expects to recover substantially all of the premiums paid for split dollar insurance upon the retirement or death of the named executive officers.

STOCK AND THRIFT PLAN

     Under the Stock and Thrift Plan, a qualified plan, and a companion non-qualified plan (collectively the "Thrift Plan"), employees of the Company and its subsidiaries (the "Employer") who have completed six months of employment may participate. Participants may contribute up to 16% of annual compensation, and the Employer contributes an amount at least equal to 50% of the participant's contribution, but not to exceed 3% of annual compensation. The Thrift Plan provides that upon achieving certain defined return on equity ratios, an amount up to an additional 50% of the participant's contribution may be made by the Employer, but not to exceed an additional 3% of annual compensation. For 1996, no additional contributions were made on behalf of any participant.

RETIREMENT PLAN
                               PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                                                  --------------------------------------------------------
                 REMUNERATION                        15          20          25          30          35
-----------------------------------------------   --------    --------    --------    --------    --------
$125,000.......................................   $ 58,820      68,010      77,200      86,390      95,580
 200,000.......................................     95,570     110,760     125,950     141,140     156,330
 300,000.......................................    144,570     167,760     190,950     214,140     237,330
 400,000.......................................    193,570     224,760     255,950     287,140     318,330
 500,000.......................................    242,570     281,760     320,950     360,140     399,330
 600,000.......................................    291,570     338,760     385,950     433,140     480,330
 700,000.......................................    340,570     395,760     450,950     506,140     561,330
 800,000.......................................    389,570     452,760     515,950     579,140     642,330
 900,000.......................................    438,570     509,760     580,950     652,140     723,330

     The Company has a non-contributory, tax qualified retirement plan and a companion non-contributory, non-qualified plan (collectively, the "Retirement Plan") for full-time and regular part-time employees of the Company and its subsidiaries. Benefits are based on an employee's salary for the highest sixty consecutive months and usually are distributable at age 65. The benefits are computed on a straight-line annuity basis and are not reduced for Social Security benefits or any other offset amounts. The Retirement Plan provides for 100% vesting after 5 years, for early retirement at age 55 after 10 years of vested service and for the payment of benefits to the surviving spouse of an employee. Depending on the deceased participant's years of service, payments to a surviving spouse equal either 100% or 50% of the employee's benefits. Because the Retirement Plan is a defined benefit plan under which benefits vary with years of service, average annual salary during a specified period and age at retirement, the costs under the Retirement Plan are not included in the foregoing Summary Compensation Table. The Pension Plan Table shows the estimated annual benefit payable upon retirement based on specified remuneration and years of credited service classifications, assuming a participant retired on December 31, 1996. The Pension Plan Table and Summary Compensation Table may be used to estimate pension benefits for each of the named executive officers based on their credited years of service as of December 31, 1996: Mr. Miller, 24 years; Mr. Hug, 23 years; Mr. Livingston, 22 years; Mr. Percy, 23 years; and Mr. Fauber, 30 years.

     Benefits payable under the Company's Executive Supplemental Retirement Plan, described below, have been added to the pension amounts in the table. The IRS limit on annual benefits payable from qualified defined benefit plans will be $125,000 for 1997. This amount is tied to changes in the Consumer Price Index and may increase in the future. The Tax Reform Act of 1986 imposes additional limits on the maximum benefits under defined benefit plans.

ESRP

     The Company maintains an Executive Supplemental Retirement Plan (the "ESRP"), a non-qualified, unfunded defined benefit plan for executives designated by the Benefits Committee appointed by the Board. Current executives covered by the ESRP include the individuals named in the Summary Compensation Table above as well as twelve other executives. The annual benefit equals 25% of the executive's salary at age 62 even though the executive may retire at a later age. If early retirement is elected, pursuant to the provisions of the Company's Retirement Plan, the benefit is 25% of the executive's salary at that time. Should the executive's employment terminate due to disability or death, the benefit to the executive or such deceased executive's beneficiary is 25% of the executive's salary at that time. The ESRP benefit is payable for twenty years certain when payout begins. All participating executives accumulate unfunded, unvested benefits while actively employed; however, benefits are forfeited if the executive's employment is terminated for any reason other than retirement, death, disability or a change in control of the Company.

EMPLOYMENT ARRANGEMENTS

     The Company has employment agreements with certain executive officers, including Messrs. Miller, Livingston, Hug and Percy that become effective upon a change in control of the Company. The Company or its successor agrees to continue these officers in its employ for a term of three years after the date of a change in control. During the contract term these officers will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to the highest monthly salary paid within one year and bonuses at least equal to the highest annual bonus paid within three years prior to the change in control. If the officer's employment during the three-year term is terminated other than for cause or disability as defined in the agreements or if the officer should terminate employment because a material term of the contract is breached by the Company or its successor, the officer will be entitled to a lump sum payment, in cash, within fifteen days after the date of termination. This lump sum will be equal to the officer's base salary, annual bonus and performance award rights, if any, for the balance of the three year term.

     The Company's agreement with Mr. Fauber, who retired from active employment as the President of the Bank's Western Region on December 31, 1996, provides for his acting as a consultant to the Bank until December 31, 1998 at his year-end 1996 salary.

     If there is a change in the control of the Company, in order to ensure that accrued benefits will be paid as required by the ESRP, the Company immediately will make a lump sum contribution to a trustee, or under certain circumstances to participants, in an amount sufficient to pay anticipated benefits under the ESRP. The Company is the owner of insurance policies on the lives of the participating executives under which it will recover certain benefit costs incurred upon the death of a participant. Total cost to the Company for 1996 for the ESRP was approximately $1,203,000.

     Lump-sum payments under the employment agreements described above may subject an officer to excise taxes under Section 280G of the Internal Revenue Code. The agreements were amended in 1990 to hold an officer harmless from any and all excise taxes levied on any payment caused by a change in control. Such payments may be determined to be non-deductible by the Company for federal income tax purposes under said section.

STOCK OPTIONS

     The Company has stock option plans which expire in various years to 2005. These plans provide for the granting of options to eligible employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock.

     The following table reflects grants of stock options made during the year ended December 31, 1996 for each of the executive officers listed in the Summary Compensation Table.

                    OPTION/SAR(1) GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                          % OF TOTAL                                         ANNUAL RATES OF
                          NUMBER OF        OPTIONS                                             STOCK PRICE
                         SECURITIES        GRANTED          EXERCISE                           APPRECIATION
                         UNDERLYING      TO EMPLOYEES      PRICE PER                       FOR OPTION TERM (4)
                           OPTIONS        IN FISCAL        SHARE (3)       EXPIRATION     ----------------------
        NAME             GRANTED (2)         YEAR             ($)             DATE         5% ($)       10% ($)
---------------------    -----------     ------------     ------------     ----------     --------     ---------
Lewis N. Miller, Jr.        30,000          4.32%            21.21           1/9/06        400,200     1,014,000
Jay O. Livingston           15,000          2.16%            21.21           1/9/06        200,100       507,000
Philip G. Hug               15,000          2.16%            21.21           1/9/06        200,100       507,000
John T. Percy, Jr.          13,500          1.94%            21.21           1/9/06        180,090       456,300
Rodger W. Fauber             9,000          1.29%            21.21           1/9/06        120,060       304,200

---------------

(1) The Company granted no SARs.

(2) The number of securities underlying options have been adjusted for a 3-for-2 stock split effective June 14, 1996. Options granted were exerciseable as follows: Mr. Miller, 30,000 shares first exerciseable on July 10, 1996; Mr. Livingston, 10,286 shares first exerciseable on July 10, 1996 and 4,714 shares first exerciseable on January 1, 1997; Mr. Hug, 5,572 shares first exerciseable on July 10, 1996 and 4,714 shares first exerciseable on each of January 1, 1997 and January 1, 1998; Mr. Percy, 4,714 shares first exerciseable on each of July 10, 1996 and January 1, 1997 and 4,072 shares first exerciseable on January 1, 1998; and Mr. Fauber, 4,714 shares first exerciseable on July 10, 1996 and 4,286 shares first exerciseable on January 1, 1997.

(3) The exercise price for each option is equal to the fair market value (average of the high and low prices) per share of the Common Stock on the grant date as adjusted for the 3-for-2 stock split effective June 14, 1996.

(4) The amounts shown are the result of calculations at 5% and 10% assumed rates of appreciation to the option expiration date as suggested by the Securities and Exchange Commission rules. No assurance can be given that the actual value, if any, realized by an executive upon the exercise of these options will approximate the values shown. To put these hypothetical values into perspective, the following is provided:

                                                                              ANNUAL RATE OF STOCK PRICE
                                                                                     APPRECIATION
                                                                            ------------------------------
                                                                                 5%              10%
                                                                            ------------    --------------
Resulting stock price based on $21.21 grant price                           $      34.55    $        55.01
Gain per share                                                                     13.34             33.80
Aggregate gain that would be realized by all shareholders (based on
  60,341,446 shares outstanding on the grant date January 10, 1996           804,954,890     2,039,540,875
Aggregate hypothetical gain on all 1996 options granted to the named
  executive officers if the resulting prices are achieved                      1,100,550         2,788,500
Aggregate hypothetical gain on all 1996 options granted to the named
  executive officers as a percentage of all shareholders' gains                     0.14%             0.14%

     The following table shows, for each of the executive officers listed in the Summary Compensation Table, the number of shares acquired upon exercise of existing options during 1996 and the value realized, plus the number and value at December 31, 1996 of unexercised options.

                     AGGREGATED OPTION/SAR (1) EXERCISES IN
               LAST FISCAL YEAR AND FY-END OPTION/SAR (1) VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING                       VALUE OF
                                                                  UNEXERCISED                     UNEXERCISED
                           SHARES                                   OPTIONS                      IN-THE-MONEY
                         ACQUIRED ON                               AT FISCAL                   OPTIONS AT FISCAL
                          EXERCISE          VALUE                YEAR END (#)                    YEAR END ($)
                             (2)         REALIZED (3)            EXERCISABLE/                    EXERCISABLE/
        NAME                 (#)             ($)                 UNEXERCISABLE                 UNEXERCISABLE (4)
---------------------    -----------     ------------     ---------------------------    -----------------------------
Lewis N. Miller, Jr.        10,000          168,750             179,402/9,666                2,103,821/58,769
Jay O. Livingston           40,500          483,795              76,623/4,714                1,032,656/21,402
Philip G. Hug               27,205          411,540              20,722/9,428                  125,059/42,803
John T. Percy, Jr.          20,250          248,265              53,614/8,786                  721,441/39,888
Rodger W. Fauber            33,750          582,188              50,651/4,286                  599,175/19,458

---------------

(1) The Company has no SARs outstanding.

(2) The number of shares has, where appropriate, been adjusted for a 3-for-2 stock split effective June 14, 1996.

(3) Value realized was calculated using the closing price of Common Stock on the date of exercise.

(4) The value is the excess of the closing price of Common Stock on December 31, 1996 ($25.75) over the option exercise price.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder returns for the Company as compared with the S&P 500 Index and the KBW 50* Index for the Company's last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1991 and that all dividends were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN**
  AMONG CENTRAL FIDELITY BANKS, INC., THE S & P 500 INDEX AND THE KBW 50 INDEX

                                    [GRAPH]

                                12/91   12/92   12/93   12/94   12/95   12/96
Central Fidelity Banks, Inc.     100     112     115     104     143     179
S&P 500                          100     108     118     120     165     203
KBW 50                           100     127     134     128     204     289

      * THE KBW 50 IS AN INDEX COMPRISED OF 50 BANKING COMPANIES, INCLUDING ALL THE MONEY CENTER BANKS AND MOST LARGE REGIONAL BANKS. IT HAS BEEN DEVELOPED BY KEEFE, BRUYETTE & WOODS, A NEW YORK SECURITIES FIRM WHICH SPECIALIZES EXCLUSIVELY IN THE BANKING AND THRIFT INDUSTRY. THE KBW 50 IS CONSIDERED MORE REPRESENTATIVE OF PRICE PERFORMANCE OF THE MAJOR BANKING COMPANIES IN AMERICA.

     ** ASSUMES $100 INVESTED ON DECEMBER 31, 1991 IN STOCK OR INDEX AND THAT
        DIVIDENDS WERE REINVESTED.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH MANAGEMENT

     During the past year some nominees, directors and executive officers of the Company, their affiliates and members of their immediate families were customers of, and had borrowing transactions with, the Company's principal banking subsidiary in the ordinary course of business. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1996, the Company and its subsidiaries utilized the legal services of Hunton & Williams, of which director T. Justin Moore, III is a partner. The amount of fees paid to Hunton & Williams did not exceed 5% of the firm's gross revenues during its last fiscal year. See further discussion under "Compensation Committee Interlocks and Insider Participation."

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission and with the Company of their beneficial ownership and changes in ownership of Common Stock.

     Based solely on a review of the forms that were filed with it and representations of the directors and executive officers, the Company believes that all required forms were timely filed for the year 1996 and for prior years, with the exception of the untimely filing of a Form 4 Report for John T. Percy, Jr., an executive officer, disclosing the transfer by gift of shares to his wife.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG Peat Marwick has been selected to audit the consolidated financial statements of the Company for 1997. Representatives of such accounting firm are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

INFORMATION RELATING TO SHAREHOLDER PROPOSALS

     In the event shareholders of the Company intend to make any proposals to be presented at the next annual meeting of shareholders of the Company to be held in May, 1998 (or such date as shall be designated by the Board), such proposals must be received at the Company's principal executive offices at 1021 E. Cary Street, Post Office Box 27602, Richmond, Virginia, 23261-7602, Attn: William N. Stoyko, Secretary, not less than 120 days prior to March 31, 1998 in order for such proposals to be included in the Company's proxy statement and form of proxy relating to such meeting.

OTHER MATTERS

     Management has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote those shares represented by the accompanying proxy in accordance with their own best judgment.

                                           By Order of the Board of Directors,
                                                    WILLIAM N. STOYKO
                                                        SECRETARY

March 31, 1997

                          CENTRAL FIDELITY BANKS, INC.
                 1021 E. CARY STREET, RICHMOND, VIRGINIA 23219
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking any proxy heretofore given, hereby appoints Lewis
N. Miller, Jr., Jay O. Livingston and William H. Schwarzschild, III, or any of them (with full power to act in the absence of the others, the act of a majority of those present to be controlling, each with full power of substitution) as Proxies to vote all the shares of Common Stock of Central Fidelity Banks, Inc. held of record by the undersigned on March 14, 1997 at the Annual Meeting of Shareholders of said Company to be held in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia, at 4:30 p.m. on May 14, 1997, and at any and all adjournments thereof as follows:

1. ELECTION OF DIRECTORS     [ ] FOR all nominees listed   [ ] WITHHOLD AUTHORITY to vote
                                 (except as indicated to       for all nominees listed below
                                 the contrary below)

THREE YEAR TERM AS CLASS 3 DIRECTOR: JAMES F. BETTS, PHYLLIS L. COTHRAN,
G. BRUCE MILLER, KENNETH S. WHITE

   (Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

       This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all directors listed under Proposal 1.

   Please sign below exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   _____________________________________________________________________________
                                               Signature

   _____________________________________________________________________________
                                               Signature if held jointly

   Dated__________________________________________________________________, 1996

   I plan to attend the Annual Meeting YES [ ] NO [ ]

   Number in Party ______

   The number of shares shown above and covered by this proxy include, where applicable, shares held in the Stock Purchase Program (formerly the Dividend Reinvestment Plan).

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.